Exhibit B

MACKENZIE REALTY CAPITAL, INC.

FIRST AMENDED & RESTATED BYLAWS

These First Amended and Restated Bylaws, which were duly adopted by all of the directors and stockholders of MacKenzie Realty Capital, Inc. on ___, 2013 in accordance with the provisions of the Maryland General Corporation Law, replace in their entirety the Bylaws of MacKenzie Realty Capital, Inc. that were adopted on May 25, 2012.

Preliminary Statements

A.      The Company’s board of directors has deemed this amendment and restatement of the Company’s Bylaws advisable and has directed that this amendment and restatement be submitted to the Company’s shareholders for consideration;

B.      The Company’s shareholders have unanimously approved this First Amended and Restated Bylaws;

C.      These First Amended and Restated Bylaws have been unanimously approved by the Company’s board of directors;

D.      The provisions contained in these First Amended and Restated Bylaws are all the provisions of the Company’s bylaws currently in effect.
ARTICLE I

DEFINITIONS

As used in these Bylaws, the following terms, when capitalized, shall have the following meanings unless the context otherwise requires:

“1940 ACT” means the Investment Company Act of 1940, as amended, and the rules promulgated thereunder.

“ADVISER” means the Person or Persons, if any, appointed, employed or retained by the Company pursuant to the Charter and responsible for directing or performing the day-to-day business affairs of the Company, including any Person to whom the Adviser subcontracts all or substantially all of such functions.

“AFFILIATE” or “AFFILIATED” means, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

“AFFILIATE SHARES” means any Shares held by the Adviser, a Director or any Affiliate thereof.

“BOARD” means, collectively, the individuals who are duly elected and qualified to serve as Directors of the Company, or appointed to replace any such individual or fill a vacancy as provided in the Charter.

“BUSINESS DAY” means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of California are authorized or obligated by law or executive order to close.

“BYLAWS” means these bylaws of the Company, as the same are in effect from time to time.

“CHARTER” means the Company’s Articles of Incorporation and any modification or amendment hereto.

“COMPANY” means MacKenzie Realty Capital, Inc., a Maryland corporation.

“DIRECTOR” means a member of the Board.

“INITIAL INVESTMENT” means that portion of the Company’s initial capitalization contributed by a Sponsor or its Affiliates.

“MGCL” means the Maryland General Corporation Law, or any successor statute.

“PERSON” means an individual, corporation, association, business trust, estate, trust, partnership, limited liability company or other legal entity.

“SHARES” means shares of stock of the Company of any class or series, including Common Shares and Preferred Shares.

“SPONSOR” means any Person directly or indirectly instrumental in organizing, wholly or in part, the Company or any Person who will control, manage or participate in the management of the Company, and any Affiliate of any such Person. Not included is any Person whose only relationship with the Company is that of an independent property manager and whose only compensation is as such. “Sponsor” does not include wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services. A Person may also be deemed a Sponsor of the Company by: (i) taking the initiative, directly or indirectly, in founding or organizing the Company, either alone or in conjunction with one or more other Persons, (ii) receiving a material participation in the Company in connection with the founding or organizing of the business of the Company, in consideration of services or property, or both services and property, (iii) has a substantial number of relationships and contacts with the Company, (iv) possessing significant rights to control Properties, (v) receiving fees for providing services to the Company which are paid on a basis that is not customary in the industry, or (vi) providing goods or services to the Company on a basis which was not negotiated at arm’s-length with the Company.

“STOCKHOLDER REQUESTED MEETING” means any special meeting called by the secretary upon the request of Stockholders.

ARTICLE II

OFFICES

Section 1.                      PRINCIPAL OFFICE.  The principal office of the Company in the State of Maryland may be relocated, by designation of the Board of Directors, from the location set forth in the Charter.

Section 2.                      ADDITIONAL OFFICES.  The Company may have additional offices, including a principal executive office, at such places as the Board of Directors may from time to time determine or the business of the Company may require.

ARTICLE III

MEETINGS OF STOCKHOLDERS

Section 1.                      PLACE.  All meetings of Stockholders shall be held at the principal executive office of the Company or at such other place as shall be set by the Board of Directors and stated in the notice of the meeting.

Section 2.                      ANNUAL MEETING.  Commencing with the 2014 annual meeting of Stockholders of the Company, an annual meeting of the Stockholders for the election of directors and the transaction of any business within the powers of the Company shall be held on a date and at the time during the month of October in each year set by the Board of Directors, or such other date thereafter in the same calendar year, as the Board of Directors may deem appropriate.  The Stockholders shall be given reasonable notice of the annual meeting and within a reasonable period (not less than 30 days) following delivery of the annual report.  The Board of Directors, including the Independent Directors, shall be required to take reasonable steps to insure that this requirement is met.

Section 3.                      SPECIAL MEETINGS.

(a)
General.  A special meeting of the Stockholders may be called by the president, a majority of the Board of Directors or a majority of the Independent Directors, and shall be called by an officer of the Company upon written request of the Stockholders holding in the aggregate not less than 10% of the outstanding Shares of the Company entitled to vote at such meeting.  Upon receipt of a written request, either in person or by mail, stating the purpose(s) of the meeting, the secretary of the Company shall provide all Stockholders within ten (10) days after receipt of said request, written notice, either in person or by mail, of a meeting and the purpose of such meeting to be held on a date not less than 15 nor more than 60 days after the distribution of such notice, at a time and place specified in the request, or if none is specified, at a time and place convenient to the Stockholders.

(1)
The secretary of the Company shall inform the requesting Stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including the Company’s proxy materials).  The secretary shall not be required to call a special meeting upon Stockholder request and such meeting shall not be held unless, in addition to the documents required by paragraph (2) of this Section 3(b), the secretary receives payment of such reasonably estimated cost prior to the mailing of any notice of the meeting.

(2)
Except as provided in the next sentence, any special meeting shall be held at such place, date and time as may be designated by the chairman of the board, the president, the chief executive officer or the Board of Directors, whoever has called the meeting.  In the case of any Stockholder Requested Meeting, such meeting shall be held at such place, date and time as may be designated by the Board of Directors; provided, however, that the date of any Stockholder Requested Meeting shall be not more than 90 days after the record date for such meeting (the "Meeting Record Date"); and

provided further that if the Board of Directors fails to designate, within ten days after the date that a valid Special Meeting Request is actually received by the secretary (the "Delivery Date"), a date and time for a Stockholder Requested Meeting, then such meeting shall be held at 2:00 p.m. local time on the 90th day after the Meeting Record Date or, if such 90th day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the Board of Directors fails to designate a place for a Stockholder Requested Meeting within ten days after the Delivery Date, then such meeting shall be held at the principal executive office of the Company.  In fixing a date for any special meeting, the chairman of the board, the president, the chief executive officer or the Board of Directors may consider such factors as he, she or it deems relevant within the good faith exercise of business judgment, including the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Directors to call an annual meeting or a special meeting.  In the case of any Stockholder Requested Meeting, if the Board of Directors fails to fix a Meeting Record Date that is a date within 30 days after the Delivery Date, then the close of business on the 30th day after the Delivery Date shall be the Meeting Record Date.  The Board of Directors may revoke the notice for any Stockholder Requested Meeting in the event that the requesting Stockholders fail to comply with the provisions of paragraph (3) of this Section 3(b).

(3)
If written revocations of requests for the special meeting have been delivered to the secretary and the result is that Stockholders of record (or their agents duly authorized in writing) as of the Request Record Date who are only entitled to cast less than ten percent of the outstanding voting shares of the Company (the "Special Meeting Percentage") have delivered, and not revoked, requests for a special meeting to the secretary, the secretary shall: (i) if the notice of meeting has not already been mailed, refrain from mailing the notice of the meeting and send to all requesting Stockholders who have not revoked such requests written notice of any revocation of a request for the special meeting, or (ii) if the notice of meeting has been mailed and if the secretary first sends to all requesting Stockholders who have not revoked requests for a special meeting written notice of any revocation of a request for the special meeting and written notice of the secretary’s intention to revoke the notice of the meeting, revoke the notice of the meeting at any time before ten days before the commencement of the meeting.  Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.

(4)
The chairman of the board, the chief executive officer, the president or the Board of Directors may appoint independent inspectors of elections to act as the agent of the Company for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the secretary.  For the purpose of permitting the inspectors to perform such review, no such purported request shall be deemed to have been delivered to the secretary until the earlier of (i) five Business Days after receipt by the secretary of such purported request and (ii) such date as the independent inspectors certify to the Company that the valid requests received by the secretary represent at least the Special Meeting Percentage.  Nothing contained in this paragraph (4) shall in any way be construed to suggest or imply that the Company or any Stockholder shall not be entitled to contest the validity of any request, whether during or after such five Business Day period, or to take any other action (including the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

Section 4.                      NOTICE.  Not less than ten nor more than 90 days before each meeting of Stockholders, the secretary shall give to each Stockholder entitled to vote at such meeting, and to each Stockholder not entitled to vote who is entitled to notice of the meeting, written or printed notice stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, either by mail, by presenting it to such Stockholder personally, by leaving it at the Stockholder’s residence or usual place of business or by any other means permitted by Maryland law.  If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the Stockholder at the stockholder’s address as it appears on the records of the Company, with postage thereon prepaid.

Subject to Section 11(a) of this Article III, any business of the Company may be transacted at an annual meeting of Stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice.  No business shall be transacted at a special meeting of Stockholders except as specifically designated in the notice.

Section 5.                      ORGANIZATION AND CONDUCT.  Every meeting of Stockholders shall be conducted by an individual appointed by the Board of Directors to be chairman of the meeting or, in the absence of such appointment, by the chairman of the board or, in the case of a vacancy in the office or absence of the chairman of the board, by one of the following officers present at the meeting: the vice chairman of the board, if any, the president, the vice presidents in their order of rank and seniority, the secretary, the treasurer or, in the absence of such officers, a chairman chosen by the Stockholders by the vote of a majority of the votes cast by Stockholders present in person or by proxy.  The secretary, or, in the secretary’s absence, an assistant secretary, or in the absence of both the secretary and assistant secretaries, an individual appointed by the Board of Directors or, in the absence of such appointment, an individual appointed by the chairman of the meeting shall act as secretary.  In the event that the secretary presides at a meeting of the Stockholders, an assistant secretary, or in the absence of assistant secretaries, an individual appointed by the Board of Directors or the chairman of the meeting, shall record the minutes of the meeting.  The order of business and all other matters of procedure at any meeting of Stockholders shall be determined by the chairman of the meeting.  The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of such chairman, are appropriate for the proper conduct of the meeting, including (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to Stockholders of record of the Company, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to Stockholders of record of the Company entitled to vote on such matter, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments by participants; (e) determining when the polls should be opened and closed; (f) maintaining order and security at the meeting; (g) removing any Stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; (h) recessing or adjourning the meeting to a later date and time and place announced at the meeting; and (i) concluding the meeting.  Unless otherwise determined by the chairman of the meeting, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 6.                      QUORUM.  The presence in person or by proxy of the holders of shares of stock of the Company entitled to cast at least 50% of the votes entitled to be cast (without regard to class) shall constitute a quorum at any meeting of the stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements or the charter of the Company (the “Charter”), requires approval by a separate vote of one or more classes of stock, in which case the presence in person or by proxy of the holders of shares entitled to cast a majority of the votes entitled to be cast by each such class on such a matter shall constitute a quorum.

If, however, such quorum shall not be present at any meeting of the Stockholders, the chairman of the meeting shall have the power to adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting.  At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

The Stockholders present either in person or by proxy, at a meeting which has been duly called and convened, may continue to transact business until adjournment, notwithstanding the withdrawal of enough Stockholders to leave less than a quorum.

Section 7.                      VOTING.  A plurality of all the votes cast at a meeting of Stockholders duly called and at which a quorum is present shall be sufficient to elect a director.  A concurrence of the Board of Directors shall not be required for a quorum of the Stockholders to vote to elect the directors.  Each Share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted.  A majority of the votes cast at a meeting of Stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Charter.  Unless otherwise provided in the Charter, each outstanding Share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of Stockholders.  Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot.

A majority of the then outstanding Shares may, without the necessity for concurrence by the Board of Directors, vote to:

a.	amend the Articles of Incorporation and/or these Bylaws;

b.	terminate the Company; or

c.	remove a director.

Neither the Adviser nor any Director nor any Affiliate may vote Affiliate Shares or consent on matters submitted to the Stockholders regarding the removal of the Adviser, a Director or any Affiliate or any transaction between the Company and any of them.  In determining the requisite percentage of Shares needed to approve a matter on which the Adviser, a Director or any Affiliate may not vote Affiliate Shares or consent, any Affiliate Shares owned by such persons may not be voted.

Section 8.                      PROXIES.  A Stockholder may cast the votes entitled to be cast by the shares of stock owned of record by the Stockholder in person or by proxy executed by the Stockholder or by the Stockholder’s duly authorized agent in any manner permitted by law.  Such proxy or evidence of authorization of such proxy shall be filed with the secretary of the Company before or at the meeting.  No proxy shall be valid more than eleven months after its date unless otherwise provided in the proxy.

Section 9.                      VOTING OF STOCK BY CERTAIN HOLDERS.  Stock of the Company registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, a general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock.  Any director or other fiduciary may vote stock registered in his or her name as such fiduciary, either in person or by proxy.

Shares of stock of the Company directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding Shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding Shares at any given time.

The Board of Directors may adopt by resolution a procedure by which a Stockholder may certify in writing to the Company that any Shares of stock registered in the name of the Stockholder are held for the account of a specified person other than the Stockholder.  The resolution shall set forth the class of Stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the stock transfer books, the time after the record date or closing of the stock transfer books within which the certification must be received by the Company; and any other provisions with respect to the procedure which the Board of Directors considers necessary or desirable.  On receipt of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the Stockholder of record of the specified stock in place of the Stockholder who makes the certification.

Section 10.                      INSPECTORS.  The Board of Directors, in advance of any meeting, may, but need not, appoint one or more individual inspectors or one or more entities that designate individuals as inspectors to act at the meeting or any adjournment thereof.  If an inspector or inspectors are not appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors.  In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the Board of Directors in advance of the meeting or at the meeting by the chairman of the meeting.  The inspectors, if any, shall determine the number of Shares outstanding and the voting power of each, the Shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, and determine the result, and do such acts as are proper to conduct the election or vote with fairness to all Stockholders.  Each such report shall be in writing and signed by him or her or by a majority of them if there is more than one inspector acting at such meeting.  If there is more than one inspector, the report of a majority shall be the report of the inspectors.  The report of the inspector or inspectors on the number of Shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 11.                      ADVANCE NOTICE OF STOCKHOLDER NOMINEES FOR DIRECTOR AND OTHER STOCKHOLDER PROPOSALS.

(a)
Annual Meetings of Stockholders.  (1) Nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the Stockholders may be made at an annual meeting of Stockholders (i) pursuant to the Company’s notice of meeting, (ii) by or at the direction of the Board of Directors, or (iii) by any Stockholder of the Company who was a Stockholder of record both at the time of giving of notice by the Stockholder as provided for in this Section 11(a) and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with this Section 11(a).

(2)
For nominations or other business to be properly brought before an annual meeting by a Stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 11, the Stockholder must have given timely notice thereof in writing to the secretary of the Company and such other business must otherwise be a proper matter for action by the Stockholders.  To be timely, a Stockholder’s notice shall set forth all information required under this Section 11 and shall be delivered to the secretary at the principal executive office of the Company not earlier than the 150th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting nor later than 5:00 p.m., Central Time, on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting (and in the case of the first annual meeting of Stockholders), notice by the Stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Central Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.  The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a Stockholder’s notice as described above.  Such Stockholder’s notice shall set forth (i) as to each individual whom the Stockholder proposes to nominate for election or reelection as a director, (A) the name, age, business address, and residence address of such individual, (B) the class, series and number of any Shares of stock of the Company that are beneficially owned by such individual, (C) the date such Shares were acquired and the investment intent of such acquisition, (D) whether such Stockholder believes any such individual is, or is not, an "interested person" of the Company, as defined in the 1940 Act and information regarding such individual that is sufficient, in the discretion of the Board of Directors or any committee thereof or any authorized officer of the Company, to make such determination, (E) sufficient information, with appropriate verification of the accuracy thereof, to enable the Nominating Committee of the Board of Directors, or in the absence thereof, the entire Board of Directors, to make the determination as to the individual's qualifications required under Article IV, Section 2(b) of these Bylaws and (F) all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the Stockholder proposes to bring before the meeting, a description of such business, the reasons for proposing such business at the meeting and any material interest in such business of such stockholder and any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the Stockholder and the Stockholder Associated Person therefrom; (iii) as to the Stockholder giving the notice and any Stockholder Associated Person, the class, series and number of all Shares of stock of the Company which are owned by such Stockholder and by such Stockholder Associated Person, if any, and the nominee holder for, and number of, Shares owned beneficially but not of record by such Stockholder and by any such Stockholder Associated Person; (iv) as to the Stockholder giving the notice and any Stockholder Associated Person covered by clauses (ii) or (iii) of this paragraph (2) of this Section 11(a), the name and address of such Stockholder, as they appear on the Company’s stock ledger and current name and address, if different, and of such Stockholder Associated Person; and (v) to the extent known by the Stockholder giving the notice, the name and address of any other Stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such Stockholder’s notice.

(3)
Notwithstanding anything in this subsection (a) of this Section 11 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting, a Stockholder’s notice required by this Section 11(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive office of the Company not later than 5:00 p.m., Central Time, on the tenth day following the day on which such public announcement is first made by the Company.

(4)
For purposes of this Section 11, "Stockholder Associated Person" of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such Stockholder, (ii) any beneficial owner of Shares of stock of the Company owned of record or beneficially by such Stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person.

(b)
Special Meetings of Stockholders.  Only such business shall be conducted at a special meeting of Stockholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting.  Nominations of individuals for election to the Board of Directors may be made at a special meeting of Stockholders at which directors are to be elected (i) pursuant to the Company’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any stockholder of the Company who is a Stockholder of record both at the time of giving of notice provided for in this Section 11 and at the time of the special meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 11.  In the event the Company calls a special meeting of Stockholders for the purpose of electing one or more individuals to the Board of Directors, any Stockholder may nominate an individual or individuals (as the case may be) for election as a director as specified in the Company’s notice of meeting, if the Stockholder’s notice required by paragraph (2) of this Section 11(a) shall be delivered to the secretary at the principal executive office of the Company not earlier than the 150th day prior to such special meeting and not later than 5:00 p.m., Central Time, on the later of the 120th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.  The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a Stockholder’s notice as described above.

(c)
General.  (2) Upon written request by the secretary or the Board of Directors or any committee thereof, any Stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of Stockholders shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory, in the discretion of the Board of Directors or any committee thereof or any authorized officer of the Company, to demonstrate the accuracy of any information submitted by the Stockholder pursuant to this Section 11.  If a Stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 11.

(2)
Only such individuals who are nominated in accordance with this Section 11 shall be eligible for election by Stockholders as directors, and only such business shall be conducted at a meeting of Stockholders as shall have been brought before the meeting in accordance with this Section 11.  The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 11.

(3)
For purposes of this Section 11, (a) the "date of mailing of the notice" shall mean the date of the proxy statement for the solicitation of proxies for election of directors and (b) "public announcement" shall mean disclosure (i) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or comparable news service or

(ii) in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to the Exchange Act or the 1940 Act.

(4)
Notwithstanding the foregoing provisions of this Section 11, a Stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 11.  Nothing in this Section 11 shall be deemed to affect any right of a Stockholder to request inclusion of a proposal in, nor the right of the Company to omit a proposal from, the Company’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.

Section 12.                      CONTROL SHARE ACQUISITION ACT.  Notwithstanding any other provision of the Charter or these Bylaws, Title 3, Subtitle 7 of the MGCL, shall not apply to any acquisition by any person of Shares of stock of the Company.  This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

ARTICLE IV

DIRECTORS

Section 1.                      GENERAL POWERS.  The business and affairs of the Company shall be managed under the direction of its Board of Directors.

Section 2.                      NUMBER, TENURE AND QUALIFICATIONS.

(a)
Number and Tenure.  At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than three (3) and never less than the minimum number required by the MGCL, nor more than five (5), provided that a majority of the directors shall be Independent Directors.  The tenure of office of a director shall be for a term of one year, but such director may be reelected by the Stockholders.  Independent Directors shall nominate replacements for vacancies amongst the independent directors’ position.

(b)
Qualifications.  To qualify as a nominee for a directorship (other than the initial members of the Board of Directors), an individual, at the time of nomination, (i)(A) shall be at least 21 years of age and have substantial expertise, experience or relationships relevant to the business of the Company, and (B) shall have a degree from an accredited university or college in the United States or the equivalent degree from an equivalent institution of higher learning in another country, or a certification as a public accountant in the United States, or be deemed an "audit committee financial expert" as such term is defined in Item 401 of Regulation S-K (or any successor provision) promulgated by the Securities and Exchange Commission or (ii) shall be a current director of the Company.  An individual must also have at least three years of relevant experience demonstrating the knowledge and experience required to oversee the Company’s acquisition and management of the assets the Company acquires.  Additionally, at least one of the Independent Directors must have at least three years of relevant real estate experience.  The Nominating Committee of the Board of Directors, or in the absence thereof, the entire Board of Directors, in its sole discretion, shall determine whether an individual satisfies the foregoing qualifications.  Any individual who does not satisfy the qualifications set forth under this subsection (b) shall not be eligible for nomination or election as a director.

Section 3.                      ANNUAL AND REGULAR MEETINGS.  An annual meeting of the Board of Directors shall be held, and may be held immediately after and at the same place as the annual meeting of Stockholders, no notice other than this Bylaw being necessary.  In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors.  The Board of Directors may provide, by resolution, the time and place for the holding of regular meetings of the Board of Directors without notice other than such resolution.

At, or before, the first meeting of the Board of Directors, these Bylaws shall be reviewed and ratified by a majority vote of the directors and of the Independent Directors.

Section 4.                      SPECIAL MEETINGS.  Special meetings of the Board of Directors may be called by or at the request of the chairman of the board, the chief executive officer, the president, the general counsel, or by a majority of the directors then in office.  The person or persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by them.  The Board of Directors may provide, by resolution, the time and place for the holding of special meetings of the Board of Directors without other notice than such resolution.

Section 5.                      NOTICE.  Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, United States mail or courier to each director at his or her business or residence address.

Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting.  Notice by United States mail shall be given at least three days prior to the meeting.  Notice by courier shall be given at least two days prior to the meeting.  Telephone notice shall be deemed to be given when the director or his or her agent is personally given such notice in a telephone call to which the director or his or her agent is a party.  Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Company by the director.  Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Company by the director and receipt of a completed answer-back indicating receipt.  Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid.  Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed.  Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 6.                      QUORUM.  A majority of the directors shall constitute a quorum for transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such directors are present at said meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to applicable law, the Charter, or these Bylaws, the vote of a majority of a particular group of directors is required for action, a quorum must also include a majority of such group.

The directors present at a meeting which has been duly called and convened may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

Section 7.                      VOTING.  The action of the majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the charter or these Bylaws.  If enough directors have withdrawn from a meeting to leave less than a quorum but the meeting is not adjourned, the action of the majority of that number of directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws.

Without concurrence of a majority of the outstanding Shares, the Board of Directors may not:

a.
amend the Articles of Incorporation or these Bylaws, except for any amendment that does not adversely affect the rights, preferences and privileges of Stockholders including amendments to provisions relating to, director qualifications, fiduciary duty, liability and indemnification, conflicts of interest, investment policies or investment restrictions;

b.	sell all or substantially all of the Company’s assets other than in the ordinary course of the Company’s business or in connection with liquidation and dissolution;

c.	cause the merger or other reorganization of the Company; or

d.	dissolve or liquidate the Company, other than before the initial investment in property.

With respect to shares owned by MCM Advisers, LP, a director, or any affiliate, neither MCM Advisers, LP, nor the directors, nor any Affiliate may vote or consent on matters submitted to the Stockholders regarding the removal of MCM Advisers, LP, a director, or any Affiliate or any transaction between the Company and any of them.  In determining the requisite percentage in interest of Shares necessary to approve a matter on which MCM Advisers, LP, a director, and any affiliate may not vote or consent, any Shares owned by any of them shall not be included.

Section 8.                      ORGANIZATION.  At each meeting of the Board of Directors, the chairman of the board or, in the absence of the chairman, the vice chairman of the board, if any, shall act as chairman of the meeting.  In the absence of both the chairman and vice chairman of the board, the chief executive officer or in the absence of the chief executive officer, the president or in the absence of the president, a director chosen by a majority of the directors present, shall act as chairman of the meeting.  The secretary or, in his or her absence, an assistant secretary of the Company, or in the absence of the secretary and all assistant secretaries, a person appointed by the chairman of the meeting, shall act as secretary of the meeting.

Section 9.                      TELEPHONE MEETINGS.  Directors may participate in a meeting by means of a conference telephone, videoconference, or similar communications equipment if all persons participating in the meeting can hear each other at the same time.  Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 10.                      CONSENT BY DIRECTORS WITHOUT A MEETING.  Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent to such action is given in writing or by electronic transmission by the requisite number of directors to take such action at a meeting and is filed with the minutes of proceedings of the Board of Directors.

Section 11.                      VACANCIES.  If for any reason any or all the directors cease to be directors, such event shall not terminate the Company or affect these Bylaws or the powers of the remaining directors hereunder.  Prior to the effectiveness of the Company’s election in Article V of the Charter, any vacancy on the Board of Directors may be filled in the manner otherwise permitted by the MGCL.  Upon the effectiveness of the Company’s election in Article V of the Charter, except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, (a) any vacancy on the Board of Directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum and (b) any director elected to fill a vacancy shall serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualifies.

Section 12.                      RESIGNATIONS.  Any director may resign from the Board of Directors or any committee thereof at any time by giving written notice of his or her resignation to the Board of Directors.  Any resignation shall take effect immediately upon its receipt or at such later time specified in the notice of resignation.

Section 13.                      COMPENSATION.  Directors shall not receive any stated salary for their services as directors but, by resolution of the Board of Directors, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Company and for any service or activity they performed or engaged in as directors.  Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they performed or engaged in as directors; but nothing herein contained shall be construed to preclude any directors from serving the Company in any other capacity and receiving compensation therefor.

Section 14.                      LOSS OF DEPOSITS.  No director shall be liable for any loss that may occur by reason of the failure of the bank, trust company, savings and loan association, or other institution with whom moneys or stock have been deposited.

Section 15.                      SURETY BONDS.  Unless required by law, no director shall be obligated to give any bond or surety or other security for the performance of any of his or her duties.

Section 16.                      RELIANCE.  Each director, officer, employee, and agent of the Company shall, in the performance of his or her duties with respect to the Company, be fully justified and protected with regard to any act or failure to act in reliance in good faith upon the books of account or other records of the Company, upon an opinion of counsel or upon reports made to the Company by any of its officers or employees or by the adviser, accountants, appraisers, or other experts or consultants selected by the Board of Directors or officers of the Company, regardless of whether such counsel or expert may also be a director.

ARTICLE V

COMMITTEES

Section 1.                      NUMBER, TENURE AND QUALIFICATIONS.  The Board of Directors may also establish such committees they deem appropriate (provided the majority of the members of each committee are independent directors).  The Board of Directors may appoint from among its members an Executive Committee, an Audit Committee, a Nominating Committee, and other committees, composed of one or more directors, to serve at the pleasure of the Board of Directors.

Section 2.                      POWERS.  The Board of Directors may delegate to committees appointed under Section 1 of this Article any of the powers of the Board of Directors, except as prohibited by law.

Section 3.                      MEETINGS.  Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors.  A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee.  The act of a majority of the committee members present at a meeting shall be the act of such committee.  The Board of Directors may designate a chairman of any committee, and such chairman or, in the absence of a chairman, any two members of any committee (if there are at least two members of the Committee) may fix the time and place of its meeting unless the Board shall otherwise provide.  In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another director to act in the place of such absent member.  Each committee shall keep minutes of its proceedings.

Section 4.                      TELEPHONE MEETINGS.  Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone, videoconference, or similar communications equipment if all persons participating in the meeting can hear each other at the same time.  Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 5.                      CONSENT BY COMMITTEES WITHOUT A MEETING.  Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent to such action is given in writing or by electronic transmission by each member of the committee and is filed with the minutes of proceedings of such committee.

Section 6.                      VACANCIES.  Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to fill all vacancies, to designate alternate members to replace any absent or disqualified member or to dissolve any such committee.  Subject to the power of the Board of Directors, the members of a committee shall have the power to fill any vacancies on such committee.

ARTICLE VI

OFFICERS

Section 1.                      GENERAL PROVISIONS.  The officers of the Company shall include a president, a secretary, and a treasurer and may include a chief executive officer, general counsel, one or more vice presidents, a chief operating officer, a chief financial officer, a chief compliance officer, one or more assistant secretaries, and one or more assistant treasurers.  In addition, the Board of Directors may from time to time elect such other officers with such powers and duties as they shall deem necessary or desirable.  The Board of Directors may designate a chairman of the Board and a vice chairman of the Board, who shall not, solely by reason of such designation, be officers of the Company but shall have such powers and duties as determined by the Board of Directors from time to time.  The officers of the Company shall be elected annually by the Board of Directors, except that the chief executive officer or president may from time to time appoint one or more vice presidents, assistant secretaries, and assistant treasurers or other officers.  Each officer shall hold office until his or her successor is duly elected and qualifies or until his or her death, or his or her resignation, or removal in the manner provided herein.  Any two or more offices except president and vice president may be held by the same person. Election of an officer or agent shall not of itself create contract rights between the Company and such officer or agent.

Section 2.                      REMOVAL AND RESIGNATION.  Any officer or agent of the Company may be removed, with or without cause, by the Board of Directors if in its judgment the best interests of the Company would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.  Any officer of the Company may resign at any time by giving written notice of his or her resignation to the Board of Directors, the chairman of the board, the president, or the secretary.  Any resignation shall take effect immediately upon its receipt or at such later time specified in the notice of resignation.  The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.  Such resignation shall be without prejudice to the contract rights, if any, of the Company.

Section 3.                      VACANCIES.  A vacancy in any office may be filled by the Board of Directors for the balance of the term.

Section 4.                      CHIEF EXECUTIVE OFFICER.  The Board of Directors may designate a chief executive officer.  The chief executive officer shall have general responsibility for implementation of the policies of the Company, as determined by the Board of Directors, and for the management of the business and affairs of the Company.  He or she may execute any deed, mortgage, bond, contract, or other instrument in the name of the Company, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Company or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time.

Section 5.                      CHIEF OPERATING OFFICER.  The Board of Directors may designate a chief operating officer.  The chief operating officer shall have the responsibilities and duties as set forth by the Board of Directors or the chief executive officer.

Section 6.                      CHIEF FINANCIAL OFFICER.  The Board of Directors may designate a chief financial officer.  The chief financial officer shall have the responsibilities and duties as set forth by the Board of Directors or the chief executive officer.

Section 7.                      CHIEF COMPLIANCE OFFICER.  The Board of Directors may designate a chief compliance officer.  The chief compliance officer shall have the responsibilities and duties as may be assigned to him or her by the Board of Directors or the chief executive officer.

Section 8.                      PRESIDENT.  In the absence of a designation of a chief executive officer by the Board of Directors, the president shall be the chief executive officer and in general supervise and control all of the business and affairs of the Company.  In the absence of a designation of a chief operating officer by the Board of Directors, the president shall be the chief operating officer.  He may execute any deed, mortgage, bond, contract, or other instrument in the name of the Company, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Company or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time.

Section 9.                      VICE PRESIDENTS.  In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to such vice president by the chief executive officer, the president, or the Board of Directors.  The Board of Directors may

designate one or more vice presidents as executive vice president, senior vice president, or as vice president for particular areas of responsibility.

Section 10.                      SECRETARY.  The secretary shall (a) keep the minutes of the proceedings of the stockholders, the Board of Directors, and committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Company; (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) have general charge of the stock transfer books of the Company; and (f) in general perform such other duties as from time to time may be assigned to him by the chief executive officer, the president, or the Board of Directors.

Section 11.                      TREASURER.  The treasurer shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors.  In the absence of a designation of a chief financial officer by the Board of Directors, the treasurer shall be the chief financial officer of the Company.

The treasurer shall disburse the funds of the Company as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Board of Directors, the chief executive officer, and the president at the regular meetings of the Board of Directors or whenever it may so require, an account of all his or her transactions as treasurer and of the financial condition of the Company.

If required by the Board of Directors, the treasurer shall give the Company a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Company, in case of his or her death, resignation, retirement, or removal from office, of all books, papers, vouchers, moneys, and other property of whatever kind in his or her possession or under his or her control belonging to the Company.

Section 12.                      ASSISTANT SECRETARIES AND ASSISTANT TREASURERS.  The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the chief executive officer, the president, or the Board of Directors.  The assistant treasurers shall, if required by the Board of Directors, give bonds for the faithful performance of their duties in such sums and with such surety or sureties as shall be satisfactory to the Board of Directors.

Section 13.                      GENERAL COUNSEL.  The general counsel shall have responsibility for all legal matters relating to the operations of the Company and compliance by the Company with all applicable laws and rules.

ARTICLE VII

CONTRACTS, LOANS, CHECKS AND DEPOSITS

Section 1.                      CONTRACTS.  The Board of Directors, the Executive Committee, or another committee of the Board of Directors within the scope of its delegated authority may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Company and such authority may be general or confined to specific instances.  Any agreement, deed, mortgage, lease, or other document shall be valid and binding upon the Company when duly authorized or ratified by action of the Board of Directors or the Executive Committee or such other committee and executed by an authorized person.

Section 2.                      CHECKS AND DRAFTS.  All checks, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the Company shall be signed by such officer or agent of the Company in such manner as shall from time to time be determined by the Board of Directors.

Section 3.                      DEPOSITS.  All funds of the Company not otherwise employed shall be deposited from time to time to the credit of the Company in such banks, trust companies, or other depositories as the Board of Directors may designate.

ARTICLE VIII

STOCK

Section 1.                      CERTIFICATES; REQUIRED INFORMATION.  Except as may be otherwise provided by the Board of Directors, Stockholders of the Company are not entitled to certificates representing the Shares of stock held by them.  In the event that the Company issues shares of stock represented by certificates, such certificates shall be signed by the officers of the Company in the manner permitted by the MGCL and contain the statements and information required by the MGCL.  In the event that the Company issues Shares of stock without certificates, the Company shall provide to record holders of such Shares a written statement of the information required by the MGCL to be included on stock certificates.  The Shares of the Company shall be non-assessable by the Company.

Section 2.                      TRANSFERS WHEN CERTIFICATES ARE ISSUED.  Upon surrender to the Company or the transfer agent of the Company of a stock certificate duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, the Company shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

The Company shall be entitled to treat the holder of record of any Share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Maryland.

Notwithstanding the foregoing, transfers of Shares of any class of stock will be subject in all respects to the Charter and all of the terms and conditions contained therein.

Section 3.                      REPLACEMENT CERTIFICATE.  The president, the secretary, the treasurer, or any officer designated by the Board of Directors may direct a new certificate to be issued in place of any certificate previously issued by the Company alleged to have been lost, stolen, or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen, or destroyed.  When authorizing the issuance of a new certificate, an officer designated by the Board of Directors may, in his or her discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or the owner’s legal representative to advertise the same in such manner as he or she shall require and/or to give bond, with sufficient surety, to the Company to indemnify it against any loss or claim which may arise as a result of the issuance of a new certificate.

Section 4.                      CLOSING OF TRANSFER BOOKS OR FIXING OF RECORD DATE.  The Board of Directors may set, in advance, a record date for the purpose of determining Stockholders entitled to notice of or to vote at any meeting of Stockholders or determining Stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of Stockholders for any other proper purpose.  Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of Stockholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of Stockholders of record is to be held or taken.

In lieu of fixing a record date, the Board of Directors may provide that the stock transfer books shall be closed for a stated period but not longer than 20 days.  If the stock transfer books are closed for the purpose of determining Stockholders entitled to notice of or to vote at a meeting of Stockholders, such books shall be closed for at least ten days before the date of such meeting.

If no record date is fixed and the stock transfer books are not closed for the determination of stockholders, (a) the record date for the determination of Stockholders entitled to notice of or to vote at a meeting of Stockholders shall be at the close of business on the day on which the notice of meeting is mailed or the 30th day before the meeting, whichever is the closer date to the meeting; and (b) the record date for the determination of Stockholders entitled to receive payment of a dividend or an allotment of any other rights shall be the close of business on the day on which the resolution of the directors, declaring the dividend or allotment of rights, is adopted.

When a determination of Stockholders entitled to vote at any meeting of Stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof, except when (i) the determination has been made through the closing of the transfer books and the stated period of closing has expired or (ii) the meeting is adjourned to a date more than 120 days after the record date fixed for the original meeting, in either of which case a new record date shall be determined as set forth herein.

Section 5.                      STOCK LEDGER.  The Company shall maintain at its principal office or at the office of its counsel, accountants, or transfer agent, an original or duplicate share ledger containing the name and address of each Stockholder and the number of Shares of each class held by such Stockholder.

Section 6.                      FRACTIONAL STOCK; ISSUANCE OF UNITS.  The Board of Directors may issue fractional stock or provide for the issuance of scrip, all on such terms and under such conditions as they may determine.  Notwithstanding any other provision of the Charter or these Bylaws, the Board of Directors may issue units consisting of different securities of the Company.  Any security issued in a unit shall have the same characteristics as any identical securities issued by the Company, except that the Board of Directors may provide that for a specified period securities of the Company issued in such unit may be transferred on the books of the Company only in such unit.

ARTICLE IX

ACCOUNTING YEAR

The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Company by a duly adopted resolution.

ARTICLE X

STOCKHOLDER REPORTS

Section 1.                      ANNUAL REPORTS.  The Board of Directors shall cause to be prepared and mailed or delivered to each Stockholder as of a record date after the end of the fiscal year and each holder of other publically held securities of the Company within 120 days after the end of the fiscal year to which it relates an annual report for each fiscal year ending after the initial public offering of its securities which shall include:

a.	financial statements prepared in accordance with generally accepted accounting principles which are audited and reported on by independent certified public accountants;

b.	the ratio of the costs of raising capital during the period to the capital raised;

c.
the aggregate amount of advisory fees and the aggregate amount of other fees paid to the Company’s investment adviser, MCM Advisers, LP, and any affiliate of the investment adviser by the Company and including fees or charges paid to the investment adviser and any affiliate of the investment adviser by third parties doing business with the Company;

d.	the total operating expenses of the Company, stated as a percentage of average invested assets and as a percentage of its net income;

e.	a report from the independent directors that the policies being followed by the Company are in the best interests of its stockholders and the basis for such determination; and

f.
separately stated, a full disclosure of all material terms, factors, and circumstances surrounding any and all transaction involving the Company, the Board of Directors, MCM Advisers, LP, MacKenzie Capital Management, LP, and any affiliate thereof occurring in the year for which the annual report is made.  The Independent Directors shall be specifically charged with a duty to examine and comment in the report on the fairness of such transactions.

The Board of Directors, including the Independent Directors, shall be required to take reasonable steps to insure that the above requirements are met.

Section 2.                      QUARTERLY REPORTS.  So long as the Company’s Shares are registered under the Exchange Act, the Company must provide Stockholders with a report containing the information contained in any quarterly report filed by the Company with the Securities and Exchange Commission under the Exchange Act.

Section 3.                      TAX INFORMATION.  The Company must provide Stockholders with Company information necessary for the preparation of their federal tax returns within 75 days of the Company’s fiscal year end.

ARTICLE XI

DISTRIBUTIONS

Section 1.                      AUTHORIZATION.  Dividends and other distributions upon the stock of the Company may be authorized by the Board of Directors, subject to the provisions of law and the Charter.  Dividends and other distributions may be paid in cash, property, or stock of the Company, subject to the provisions of law and the Charter.

Section 2.                      CONTINGENCIES.  Before payment of any dividends or other distributions, there may be set aside out of any assets of the Company available for dividends or other distributions such sum or sums as the Board of Directors may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends or other distributions, for repairing or maintaining any property of the Company, or for such other purpose as the Board of Directors shall determine to be in the best interest of the Company, and the Board of Directors may modify or abolish any such reserve.

ARTICLE XII

SEAL

Section 1.                      SEAL.  The Board of Directors may authorize the adoption of a seal by the Company.

ARTICLE XIII

INDEMNIFICATION AND ADVANCE OF EXPENSES

To the maximum extent permitted by Maryland law, in effect from time to time, and subject to the Charter, the Company shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Company and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity or (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity.  The Company may, with the approval of its Board of Directors or any duly authorized committee thereof, provide such indemnification and advance for expenses to a person who served a predecessor of the Company in any of the capacities described in (a) or (b) above and to any employee or agent of the Company or a predecessor of the Company.  Any indemnification or advance of expenses made pursuant to this Article shall be subject to applicable requirements of the 1940 Act (if the Company has elected to be regulated as a business development company).  The indemnification and payment of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment of expenses may be or may become entitled under any bylaw, regulation, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Bylaws or Charter of the Company inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal, or adoption.

ARTICLE XIV
WAIVER OF NOTICE

Whenever any notice is required to be given pursuant to the Charter or these Bylaws or pursuant to applicable law, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.  Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute.  The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE XV

INSPECTION OF RECORDS

Any stockholder and any designated representative thereof shall be permitted access to all records of the Company at all reasonable times, and may inspect and copy any of them.

A stockholder that is otherwise eligible under applicable law to inspect the Company’s books of account, stock ledger, or other specified documents of the Company shall have no right to make such inspection if the Board of Directors determines that such stockholder has an improper purpose for requesting such inspection.

An alphabetical list of the names, addresses, and telephone numbers of the Stockholders of the Company along with the number of Shares held by each of them (the “Stockholder List”) shall be maintained as a part of the books and records of the Company and shall be available for inspection by any Stockholder or the Stockholder’s designated agent at the home office of the Company upon the request of the stockholder.  The Stockholder List shall be updated at least quarterly to reflect changes in the information contained therein.   A copy of the Stockholder List shall be mailed to any Stockholder requesting the Stockholder List within ten (10) days of the request.  The copy of the Stockholder List shall be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than 10-point type).  A reasonable charge for copy work may be charged by the Company. The purposes for which a Stockholder may request a copy of the Stockholder List include matters relating to Stockholder’s voting rights and the exercise of Stockholder’s rights under federal proxy laws.

If a Sponsor neglects or refuses to exhibit, produce, or mail a copy of the Stockholder List as requested, the Sponsor shall be liable to any Stockholder requesting the list for the costs, including attorneys’ fees, incurred by that Stockholder for compelling the production of the Stockholder List, and for actual damages suffered by any Stockholder by reason of such refusal or neglect.  It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Shareholder List is to secure such list of Stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a Stockholder relative to the affairs of the Company.  The Company may require the Stockholder requesting the Stockholder List to represent that the list is not requested for a commercial purpose unrelated to the Stockholders interest in the Company.  The remedies provided hereunder to stockholders requesting copies of the Stockholder List are in addition to, and shall not in any way limit, other remedies available to stockholders under federal law or the laws of any state.

ARTICLE XVI

1940 ACT

If and to the extent that any provision of the MGCL, including Subtitle 6 and, if then applicable, Subtitle 7, of Title 3 of the MGCL, or any provision of the Charter or these Bylaws conflicts with any provision of the 1940 Act then applicable to the Company, such provision of the 1940 Act shall control.

ARTICLE XVII

MISCELLANEOUS

Section 1.                      INITIAL INVESTMENT.  No Sponsor or Affiliate of a Sponsor may sell its Initial Investment while such Sponsor remains a Sponsor, though may transfer any Shares issued to it in connection with an Initial Investment to other Affiliates.